EXHIBIT 99.1

AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES SECOND QUARTER
28% SALES GROWTH AND 48% OPERATING INCOME GROWTH

Earnings Call will take place at 4:00 pm Eastern today

San Francisco, CA, July 22, 2003 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today financial results for the three and six months ended June 30, 2003.

For the second quarter of 2003, the Company’s revenue rose 28% to $4,105,000 from $3,216,000 in the same period last year. Operating income rose 48% to $712,000 from $481,000 the prior year. Net income rose 7% to $334,000 or $0.07 per share (diluted) from net income of $311,000 or $0.06 per share (diluted) in the same period last year.

For the six months ended June 30, 2003, the Company reported revenue of $7,774,000, a 20% gain from revenue of $6,461,000 in the same period a year ago. Operating income grew 35% to $1,439,000 from $1,069,000 in the same period last year. Net income increased to $670,000 or $0.13 per share (diluted) from net income of $631,000 or $0.13 per share (diluted) in the same period a year ago.

The growth in net income was not proportionate to income before income taxes for the three and six months ended June 30, 2003 compared to the prior year due to a reduction of income tax benefits recorded in 2003. Reduction of income tax benefits increased the Company’s effective income tax rate in the three and six months ended June 30, 2003 compared to the same periods in the prior year. Income tax benefits recorded for the three and six months ended June 30, 2003 were $71,000 and $120,000 less than the same periods in the prior year, respectively. Income tax benefits resulted from the Company’s Chairman and Chief Executive Officer’s exercise of previously expensed options to purchase common shares.

Commenting on American Shared Hospital Services’ recent results, Craig K. Tagawa, Chief Operating and Financial Officer, said, “Strong revenue and operating income growth was driven by robust same center treatment growth. Treatments for centers in operation for more than one year grew 28% compared to second quarter 2002. Operating income as a percentage of revenue increased to 17% compared to 15% in second quarter 2002. The increase in operating expenses was attributable to startup and marketing costs for the two recently opened centers, as well as, marketing activities for existing centers. These increased operating costs were offset by a reduction in selling and administrative costs and increased revenue. We remain on track to open our 17th Gamma Knife center at Albuquerque Regional Medical Center in late third quarter 2003.”

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American Shared Hospital Services
2003 Second Quarter Financial Results

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “The continued strong performance of our Gamma Knife business has allowed us to issue a $0.04 dividend payment in fourth quarter 2003. Total dividend payments in 2003 equate to $0.16 per common share compared with $0.12 in 2002 and $0.10 in 2001. The continued double digit growth in revenue and operating income, as well as, 35% stock appreciation in 2003 (based on common share closing price on July 21, 2003) reflects a strong and healthy Radiosurgery industry. We expect to continue our double digit revenue and operating income growth in 2003. In the last three years, we have doubled the number of our Gamma Knife units in operation. Our 19th Gamma Knife agreement with Lehigh Valley Hospital announced last week is our third agreement signed this year. We expect to have 21 Gamma Knife units in operation by the end of third quarter 2004.”

Earnings Conference Call

American Shared has scheduled its conference call for 4:00 pm Eastern time (1:00 pm Pacific time) today. During the call, Company management will discuss the financial results announced today.

To participate, please call 877/261-8990 at least 10 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 7472660. The replay will also be available at www.ashs.com and www.companyboardroom.com.

American Shared Hospital Services (www.ashs.com)

American Shared Hospital Services is building a profitable medical services company in an under served niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 200,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 12, 2003.

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Contact:	Ernest A. Bates, M.D., 415-788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	July 22, 2003
Second Quarter 2003 Financial Results	Page 3

Selected Financial Data

(unaudited)

		Summary of Operations Data

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Revenue	$4,105,000	$3,216,000	$7,774,000	$6,461,000
Cost of Operations	1,883,000	1,297,000	3,418,000	2,532,000

Gross Margin	2,222,000	1,919,000	4,356,000	3,929,000
Selling & administrative	839,000	863,000	1,665,000	1,661,000
Interest expense	671,000	575,000	1,252,000	1,199,000

Operating income	712,000	481,000	1,439,000	1,069,000
Interest & other income	28,000	43,000	72,000	97,000
Minority interest	(237,000)	(178,000)	(475,000)	(395,000)

Income before income taxes	503,000	346,000	1,036,000	771,000
Income tax expense	169,000	35,000	366,000	140,000

Net income	$334,000	$311,000	$670,000	$631,000

Earnings per common share:
Basic	$0.09	$0.08	$0.18	$0.17

Assuming dilution	$0.07	$0.06	$0.13	$0.13

	Balance Sheet Data

	6/30/2003	6/30/2002

Cash	$11,032,000	$10,018,000
Restricted cash	$50,000	$50,000
Current Assets	$14,561,000	$13,460,000
Total Assets	$47,924,000	$44,022,000
Current Liabilities	$7,334,000	$5,472,000
Shareholders’ equity	$14,718,000	$14,044,000